Exhibit 11.1

ALBEMARLE CORPORATION

COMPUTATION OF PRO FORMA EARNINGS PER SHARE

Years Ended December 31, 2004, 2003 and 2002

(In Thousands, Except Per Share Amounts)

	Pro Forma 2004	Pro Forma 2003	Pro Forma 2002
BASIC EARNINGS PER SHARE
Numerator:
Income before cumulative effect of a change in accounting principle, net and after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$53,376	$70,658	$70,398
Cumulative effect of a change in accounting principle, net	—	(2,220)	—

Net income after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$53,376	$68,438	$70,398

Denominator:
Average number of shares of common stock outstanding	41,567	41,255	42,104

Income before cumulative effect of a change in accounting principle, net and after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$1.28	$1.71	$1.67
Cumulative effect of a change in accounting principle, net	—	(0.05)	—

Basic earnings per share	$1.28	$1.66	$1.67

DILUTED EARNINGS PER SHARE
Numerator:
Income before cumulative effect of a change in accounting principle, net and after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$53,376	$70,658	$70,398
Cumulative effect of a change in accounting principle, net	—	(2,220)	—

Net income after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$53,376	$68,438	$70,398

Denominator:
Average number of shares of common stock outstanding	41,567	41,255	42,104
Shares issuable upon the assumed exercise of outstanding stock options and other common stock equivalents	1,587	1,070	1,190

Total pro forma shares	43,154	42,325	43,294

Income before cumulative effect of a change in accounting principle, net and after effect of applying SFAS No. 123 “Accounting for Stock-Based Compensation”	$1.24	$1.67	$1.63
Cumulative effect of a change in accounting principle, net	—	(0.05)	—

Diluted earnings per share	$1.24	$1.62	$1.63

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